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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM 8-K

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                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): November 27, 2006
                                                  (November 21, 2006)
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                              PEOPLES BANCORP INC.
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             (Exact name of Registrant as specified in its charter)


            Ohio                   0-16772                31-0987416
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(State or other jurisdiction    (Commission File     (IRS Employer
      of incorporation)            Number)              Identification No.)


       138 Putnam Street, PO Box 738
               Marietta, Ohio                            45750-0738
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  (Address of principal executive offices)               (Zip Code)

Registrant's telephone number, including area code:  (740) 373-3155
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                                 Not applicable
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          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]     Written communications pursuant to Rule 425 under the Securities
         Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange
         Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the
         Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the
         Exchange Act (17 CFR 240.13e-4(c))



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Item 2.06 Material Impairments.
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         As previously disclosed in "ITEM 2. MANAGEMENT'S DISCUSSION AND
ANALYSIS OF RESULTS OF OPERATION AND FINANCIAL CONDITION - FINANCIAL CONDITION - Allowance for Loan Losses" of the Quarterly Report on Form 10-Q of Peoples Bancorp Inc. ("Peoples") for the quarterly period ended September 30, 2006 (the "September 30, 2006 Form 10-Q"), commercial loans in a single commercial relationship with an aggregate principal balance of $4.5 million were placed on nonaccrual status during the third quarter of 2006. The loans in this commercial relationship are secured primarily by liens on real estate and are guaranteed by the principals. Management considered this loan relationship in determining the adequacy of the allowance for loan losses at September 30, 2006, which resulted in a specific reserve of $2.0 million for these loans.
         Recently, management has identified an additional loan to one of the guarantors of the related commercial loans with a principal balance of $1.7 million and secured by residential real estate that will be placed on nonaccrual status in the fourth quarter of 2006. Management also recently received updated information that indicated the value of the collateral on the aggregate $6.2 million loan relationship is no longer sufficient to cover the outstanding principal balances. Based upon action of the Board of Directors of Peoples Bank, National Association, the wholly-owned national bank subsidiary of Peoples, on November 21, 2006 and based on this updated information and the continued inability of the borrowers to meet the repayment terms of the loans, management determined on November 22, 2006, to charge-off aggregate principal of approximately $2.9 million relating to this impaired commercial relationship during the fourth quarter of 2006, resulting in an aggregate principal balance of approximately $3.3 million remaining on nonaccrual status. Future charge-offs with respect to these loans may be required if the actual realizable value of the collateral is less than currently estimated.
         Peoples' out-of-pocket expenditures (including legal and accounting fees) in connection with the resolution of these loans are not expected to be material, although the actual amount of such expenditures ultimately will depend on the length of time, and number of hours of professional assistance required to finally resolve the loans, the nature of the proceedings in which the loans are resolved, and other factors not susceptible to current estimation.
         As of the date of this Current Report on Form 8-K, management anticipates Peoples will record a provision for loan losses, excluding the provision for deposit account overdrafts, of approximately $1.7 million in the fourth quarter of 2006, compared to the $675,000 recorded in the third quarter of 2006. However, the ultimate amount of the provision for loan losses to be recorded in the fourth quarter of 2006 will reflect the amount necessary to maintain the allowance for loan losses at an adequate level at December 31, 2006, based on management's normal quarterly procedural methodology that estimates the amount of credit losses probable within the loan portfolio.


Item 8.01 Other Events.
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         As previously disclosed in "ITEM 2. MANAGEMENT'S DISCUSSION AND
ANALYSIS OF RESULTS OF OPERATION AND FINANCIAL CONDITION - FINANCIAL CONDITION - Allowance for Loan Losses" of Peoples' September 30, 2006 Form 10-Q, Peoples' nonaccrual loans at September 30, 2006, included an aggregate principal balance of $3.6 million to a single commercial borrower, who is unrelated to the commercial relationship disclosed in "Item 2.06 Material Impairments" above, that was well collateralized and not expected to result in Peoples incurring any loss. Based on a recent evaluation of this relationship, management determined that the collectibility of the total contractual principal and interest is no longer considered doubtful. As a result, the loans in this relationship have been restored to accrual status. This action, coupled with the expected charge-off disclosed in "Item 2.06 Material Impairments" above, should reduce the overall level of nonaccrual loans at December 31, 2006, from $13.2 million at September 30, 2006.

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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              PEOPLES BANCORP INC.


November 27, 2006              By:  /s/ DONALD J. LANDERS
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                                        Donald J. Landers
                                        Chief Financial Officer and Treasurer